As filed with the Securities and Exchange Commission on March 13, 2025

Registration No. 333-284863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3158720
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Meckler

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq.

Greenberg Traurig LLP

One Vanderbilt Avenue

New York, New York 10017

+1 (212) 801 9337

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

Indaptus Therapeutics, Inc., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form S-1 (Registration No. 333-284863) on February 12, 2025, which was declared effective by the SEC on February 13, 2025, or the Registration Statement. The Registration Statement covered the resale from time to time by the selling stockholder identified in the prospectus that forms a part of the Registration Statements of up to 10,000,000 shares of our common stock, par value $0.01 per share.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the sale of shares of our common stock by the selling stockholder from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 13, 2025

PROSPECTUS

Indaptus Therapeutics, Inc.

10,000,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 10,000,000 shares of our common stock, par value $0.01 per share, by YA II PN, LTD., or YA or the selling stockholder, a Cayman Islands exempt limited partnership.

The shares of common stock being offered by the selling stockholder are to be issued pursuant to the Standby Equity Purchase Agreement dated February 12, 2025 that we entered into with YA, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our shares by the selling stockholder. However, we may receive up to $20.0 million in aggregate gross proceeds from sales of our shares to YA that we may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement, or the Advance Shares. Pursuant to the Purchase Agreement, we issued 305,960 shares of common stock to YA as consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, or the Commitment Shares. The additional 9,694,040 shares of common stock representing Advance Shares, that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 97% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The selling stockholder may sell the shares of common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution.” The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act.

The selling stockholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the selling stockholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the selling stockholder. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”. On March 12, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.84 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” included in into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March       , 2025

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ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, other than those contained in, or incorporated by reference into this prospectus, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. The information contained in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus, including the information incorporated by reference herein, in its entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus, including the information incorporated by reference herein, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit the registration statement to which this prospectus relates were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus, including the information incorporated by reference herein, contains market data and certain industry data and forecasts that were obtained from market research databases, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus that we consider important. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities.

Overview

We are a clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. We have evolved from more than a century of immunotherapy advances. Our approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Our patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, designed to have reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity in preclinical models, including durable anti-tumor response synergy observed with each of four different classes of existing agents, including NSAIDs, checkpoint therapy, targeted antibody therapy and low-dose chemotherapy. Tumor eradication by our technology was associated with induction of both innate and adaptive immunological memory and, importantly, did not require provision of or targeting a tumor antigen in preclinical models. We have carried out successful current Good Manufacturing Practice (cGMP) manufacturing of our lead clinical candidate, Decoy20.

In May 2022, the U.S. Food and Drug Administration, or the FDA, allowed us to proceed under our IND for a Phase 1 clinical trial in patients with advanced solid tumors where currently approved therapies have failed. In December 2022, we initiated an open label, multi-center, dose escalation and expansion, single arm (monotherapy) Phase 1 study conducted in 2 parts. The Phase 1 study began with single dose administration and has now been followed with continuous weekly dosing of Decoy20 in tumor-specific expansion cohorts. The study is enrolling patients with any one of six advanced/metastatic solid tumors, who have exhausted approved treatment options. The study’s objectives are to assess the safety and tolerability of Decoy20, to determine the maximum tolerated dose, the optimal biologically active and recommended Phase 2 dose, as well as to assess Decoy20 pharmacokinetics (PK), pharmacodynamics and clinical activity. The primary endpoints of the study are incidence, relatedness and severity of adverse events and treatment-emergent adverse events and determining the number of subjects per cohort with dose limiting toxicity-based adverse events. Secondary endpoints include the incidence of anti-drug antibodies and neutralizing antibodies pre- and post-treatment, change in Decoy20 PK parameters over time, objective response rate and duration of response.

In August 2023, we evaluated the first four patients who received a single dose of 7 x 10^7 Decoy20 in Part 1 of the Phase 1 clinical trial. All four patients who enrolled were evaluable in the first cohort. These patients experienced generally anticipated transient adverse events including hemodynamic changes such as changes in pulse or blood pressure that resolved within 30 minutes and laboratory abnormalities such as grade 1-3 elevations in transaminases (liver function tests) and grade 4 reductions in lymphocytes that generally resolved within three days. One patient had a dose-limiting toxicity of grade 3 bradycardia (slow heart rate) and grade 2 hypotension (low blood pressure) which resolved within approximately 90 minutes with i.v. fluids. Patients also experienced transient induction of over 50 different biomarkers associated with innate and adaptive anti-tumor immune responses. After the end of infusion, Decoy20 was cleared from the blood within 30 to 120 minutes. Peak cytokine and chemokine induction occurred within ~4 to 24 hours and most cytokine/chemokines returned to the patient’s respective baseline by 24-72 hours. This rapid clearance and associated transient cytokine/chemokine induction are desired to avoid prolonged toxicity, often associated with longer term cytokine exposure.

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In September 2023, we began the second cohort of the Phase 1 clinical trial after receiving authorization from the Safety Review Committee. The second cohort dose was a reduction from 7 x 10^7 Decoy20 dose to 3 x 10^7 Decoy20. In March 2024, we completed the second cohort of patients who received a single dose of 3 x 10^7 Decoy20 in Part 1 of the clinical trial Patients on the second (lower dose) cohort experienced adverse events similar in frequency and severity to the higher dose cohort with one dose-limiting toxicity of grade 3 ALT elevation that required one week to resolve. Pharmacodynamic effects included transient induction of multiple biomarkers. Clearance of Decoy20 was similarly rapid. Following authorization from the Safety Review Committee, we advanced into the weekly dosing part of the trial.

In May and June 2024, we enrolled two additional patients in the first cohort who received a single dose of 7 x 10^7 Decoy20, and in August 2024 we received the authorization from the Safety Review Committee to initiate the weekly dosing with 7 x 10^7 Decoy20.

As of October 2024, we completed one month of the weekly dosing part in the first six patients at the 3 x 10^7 Decoy20 dose and following the review of the safety data by the Safety Review Committee we received the authorization to initiate unrestricted enrollment of patients at the 3 x 10^7 Decoy20 dose. As of March 12, 2025, we have enrolled more than 20 patients in the weekly dosing among the two Decoy20 dose levels and we have observed early signs of potential benefits emerging with some patients with stable disease. We are working to increase the number of trial sites to accelerate patient enrollment and data collection.

In October 2024, we entered into a clinical supply agreement (the “Supply Agreement”) with BeiGene Switzerland GmbH, or BeiGene, to advance clinical evaluation of Decoy20 in combination with BeiGene’s anti-PD-1 antibody, tislelizumab, or the BeiGene Product, for the treatment of patients with advanced solid tumors, or the Combination Study. This Combination Study builds on preclinical results where Decoy20, combined with a PD-1 inhibitor, demonstrated high tumor eradication rates and established immunological memory. We intend to seek approval from the FDA to initiate the Combination Study, which is anticipated to begin in 2025.

Under the terms of the Supply Agreement, we will pay for all costs associated with the Combination Study (other than the cost of the BeiGene Product), BeiGene will supply the BeiGene Product to us for the purposes of the study, and we will supply Decoy20 for the purposes of the Combination Study. The Supply Agreement will terminate upon the earlier of (i) the one-year anniversary of the date that we provide BeiGene with the Combination Study’s final clinical study report or (ii) the date of termination of the Combination Study, subject to early termination in certain circumstances.

In February 2025, we announced that we received clinical trial authorization from Health Canada to initiate a clinical trial for Decoy20 which allows us to expand our ongoing U.S. clinical trial to Canadian sites. The trial will enroll patients in Canada under the current protocol, which involves weekly dosing of Decoy20. We also plan to submit an amendment to Health Canada to initiate the Combination Study in Canada.

August 2024 Financing

On August 8, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer and director of the Company, 1,643,837 shares of our common stock. In addition, in a concurrent private placement, we issued to the investors unregistered warrants to purchase 1,643,837 shares of our common stock. The warrants are immediately exercisable at an exercise price of $1.70 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $1.825, resulting in gross proceeds of approximately $3.0 million, before deducting placement agent and other offering expenses in the amount of approximately $0.5 million.

November 2024 Financing

On November 25, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer and director of the Company, 1,817,017 shares of our common stock. In addition, in a concurrent private placement, we issued to the investors unregistered warrants to purchase 1,817,017 shares of our common stock. The warrants are immediately exercisable at an exercise price of $1.05 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $1.175, resulting in gross proceeds of approximately $2.13 million, before deducting placement agent and other offering expenses in the amount of approximately $0.345 million. In connection with the November 2024 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 124,212 shares of common stock at an exercise price per share equal to $1.3125. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

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January 2025 Private Placement

On January 16, 2025, we completed a private placement, pursuant to which we sold and issued to certain investors 2,109,383 unregistered shares of our common stock and unregistered warrants to purchase 2,109,383 shares of our common stock. The warrants are immediately exercisable at an exercise price of $0.94 per share and expire five years from the date of issuance. In connection with the January 2025 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 147,656 shares of common stock at an exercise price per share equal to $1.175. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

Minimum Bid Price Deficiency

On January 31, 2025, we were notified by the Nasdaq Listing Qualifications that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. We have until July 30, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. In the event we do not regain compliance by July 30, 2025, we may then be eligible for an additional 180 days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period. If we do not qualify for the second compliance period or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our common stock, at which point we will have an opportunity to appeal the delisting determination to a Hearings Panel.

Standby Equity Purchase Agreement with YA

On February 12, 2025, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $20.0 million of Advance Shares, or the Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the first day of the month following the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement, such period being the Commitment Period. Pursuant to the terms of the Purchase Agreement, we have issued and agreed to issue the Commitment Shares to YA as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement. The Commitment Shares are also covered by this prospectus.

This prospectus covers the resale of up to 10,000,000 shares of common stock comprised of: (i) 305,960 shares of common stock we issued as the Commitment Shares on the date of execution of the Purchase Agreement; and (ii) 9,694,040 shares of common stock as the Advance Shares that that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional shares to YA under the Purchase Agreement.

YA has no right to require us to sell any shares to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of shares that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our shares and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 97% of the lowest of the three daily VWAPs during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period.

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As of March 12, 2025, there were 14,429,244 shares of common stock outstanding, of which 12,857,209 shares were held by non-affiliates. If all of the 10,000,000 shares of common stock offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 41% of the total number of shares of common stock outstanding and approximately 44% of the total number of outstanding shares of common stock held by non-affiliates, in each case as of March 12, 2025. The Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of shares of common stock to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up 10,000,000 shares of common stock from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of our shares at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more shares to YA than are offered under this prospectus to receive aggregate gross proceeds equal to the $20.0 million total commitment of YA under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of shares under the Purchase Agreement will be used continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our shares of common stock, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice, and (ii) sell a number of shares equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement prohibits us from directing YA to purchase shares if those shares, when aggregated with all other shares of our shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation. In addition, the aggregate number of shares of common stock that we can issue to YA under the Purchase Agreement may in no case exceed 2,823,244 shares (subject to adjustment) of common stock (which is equal to approximately 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement), or the Exchange Cap, unless (i) Company stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of Common Stock to YA under the Purchase Agreement equals or exceeds $0.81722 per share of common stock (which represents the lower of (A) the Nasdaq official closing price of the common stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement).

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) the first day of the month following the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of shares of common stock to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our shares under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

Company Information

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is (646) 427-2727. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

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The Offering

Shares of Common Stock Outstanding Prior to this Offering	14,429,244 shares of common stock (as of March 12, 2025).

Shares of Common Stock Offered by the Selling Stockholder	10,000,000 shares of common stock, represented as (i) 305,960 shares of common stock issued as the Commitment Shares on the date of execution of the Purchase Agreement; and (ii) 9,694,040 shares of common stock as the Advance Shares that we may sell to YA under the Purchase Agreement from time to time.

Shares of Common Stock Outstanding Immediately After this Offering	24,123,284 shares of common stock, assuming the issuance of the Commitment Shares and Advance Shares. The actual number of shares of common stock will vary depending upon the number of shares of common stock we sell under the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the YA Shares included in this prospectus by the selling stockholder. We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from sales of shares of our common stock that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of shares under the Purchase Agreement will be used to fund our research and development activities and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our Securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus for a discussion of risks related to the Offering and information incorporated by reference herein.

Nasdaq Capital Market symbol	“INDP”.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes incorporated by reference herein before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our shares of common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

On February 12, 2025, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $20.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of common stock that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of the shares of our common stock to YA under the Purchase Agreement. Sales of shares of our common stock, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the shares of our common stock that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the shares of our common stock that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our the shares of our common stock during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our common stock that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of shares of our common stock to YA, only 10,000,000 shares of our common stock are being registered for resale by YA under the registration statement that includes this prospectus, consisting of (i) the Commitment Shares that we issued to YA upon execution of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, and (ii) the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of shares of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the a number of shares of our common stock in excess of the YA Shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional shares of our common stock and the SEC would have to declare such registration statement or statements effective before we could sell additional shares of our common stock.

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Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to the shares of our common stock being registered for resale by YA under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by YA is dependent upon the shares of our common stock, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of shares of our common stock to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell shares of our common stock to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of shares of our common stock, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total Commitment Amount under the Purchase Agreement, we expect that we will need additional capital to fully implement our business plan.

The sale of a substantial amount of shares of our common stock, including resale of the held by the selling stockholder in the public market could adversely affect the prevailing market price of shares of our common stock.

We are registering for resale 10,000,000 shares of our common stock. Sales of substantial amounts of shares of our shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of shares of our common stock, and the market value of our other securities. We cannot predict if and when the selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

Future sales and issuances of shares of our common stock or other securities might result in significant dilution and could cause the price of shares of our common stock to decline.

To raise capital, we may sell shares of our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

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Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of shares of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of shares of our common stock. In addition, the sale of substantial numbers of shares of our common stock could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Nasdaq has established certain standards for the continued listing of a security on the Nasdaq Capital Market. The standards for continued listing include, among other things, that the minimum bid price for the listed securities not fall below $1.00 per share for a period of 30 consecutive trading days and that we maintain a minimum of $2,500,000 in stockholders’ equity.

On January 31, 2025, we were notified, or the Notification Letter, by the Nasdaq Listing Qualifications that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2), or the Rule, for continued listing on The Nasdaq Capital Market.

The Notification Letter provides that the Company has 180 calendar days, or until July 30, 2025, to regain compliance with the Rule. To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. In the event we do not regain compliance by July 30, 2025, we may then be eligible for an additional 180 days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period. If we do not qualify for the second compliance period or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our common stock, at which point we will have an opportunity to appeal the delisting determination to a Hearings Panel.

No assurance can be given that we will be able to regain compliance with the Rule. Failure to meet applicable Nasdaq continued listing standards could result in a delisting of our common stock. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements and information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements regarding our product candidates’ development, including the timing and design of the Phase 1 clinical trial of Decoy20; our expectations regarding the recommended Phase 2 dose for subsequent multi-dosing and combination studies and related timing; the anticipated effects of our product candidates; our plans to develop and commercialize our product candidates; the market potential and treatment potential of our product candidates, including Decoy20; our commercialization, marketing and manufacturing capabilities and strategy; our expectations about the willingness of healthcare professionals to use our product candidates; our general business strategy and the plans and objectives of management for future operations; our research and development activities and costs; our future results of operations and condition; the sufficiency of our cash and cash equivalents to fund our ongoing activities and our ability to continue as a going concern; the impact of current macroeconomic conditions on our operations, ability to access capital, and liquidity. The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “targets”, “may”, “plans”, “projects”, “potential”, “will”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All such forward-looking statements involve significant risks and uncertainties, including, but not limited to, statements regarding:

●	our plans to develop and potentially commercialize our technology;

●	the timing and cost of our planned investigational new drug application and any clinical trials;

●	the completion and receipt of favorable results in any clinical trials;

●	our ability to obtain and maintain regulatory approval of any product candidate;

●	our ability to protect and maintain our intellectual property and licensing arrangements;

●	our ability to develop, manufacture and commercialize our product candidates;

●	the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation;

●	our estimates regarding future revenue, expenses capital requirements and the need for additional financing;

●	our ability to maintain the listing of our shares of common stock on Nasdaq; and

●	our ability to continue as a going concern.

As more fully described under the heading “Risk Factors” and elsewhere in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, many important factors affect our ability to achieve our stated objectives and to develop and commercialize any product candidates. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks and uncertainties set forth in our filings with the SEC. You should read this prospectus and any free writing prospectuses that we have authorized for use in this offering, and any information incorporated by reference herein with the understanding that our actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

This prospectus relates to our shares of common stock that may be offered and sold from time to time by YA. All of our shares offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to YA pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our shares, among other factors.

We currently intend to use the net proceeds of sales of shares under the Purchase Agreement, if any, to fund our research and development activities and for working capital and general corporate purposes. Although we have identified some potential uses of the net proceeds to be received upon sales of shares under the Purchase Agreement, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds and could use them for purposes other than those contemplated as of the date of this prospectus. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the shares of common stock that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of shares of common stock covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. The number of shares in the column “Maximum Number of Shares to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The beneficial ownership of our shares of common stock is determined in accordance with the rules of the SEC. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of on 14,429,244 shares of common stock outstanding on March 12, 2025. The number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Offered Pursuant to	Number of Shares Owned After Offering
	Number(1)	Percent	this Prospectus (2)	Number(3)	Percent
YA II PN, LTD.(4)	305,960	2.1%	10,000,000	–	–

(1)	This number represents the 305,960 shares of common stock as the Commitment Shares that we issued to YA Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of common stock beneficially owned prior to the offering all of the shares of common stock that YA may be required to purchase under the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our shares of common stock to YA, we are only registering 10,000,000 shares for resale under this prospectus, including the Commitment Shares we have issued to YA, in consideration of YA’s obligation to purchase shares of common stock at our direction under the Purchase Agreement and, for which we will receive no cash proceeds. Therefore, only 9,694,040 of such shares of common stock represent shares that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period. Depending on the price per share at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional shares of common stock. The number of shares ultimately offered for resale by YA is dependent upon the number of shares of common stock we sell to YA under the Purchase Agreement.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	YA is a fund managed by Yorkville Advisors Global, LP or Yorkville LP. Yorkville Advisors Global II, LLC or Yorkville LLC is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

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DESCRIPTION OF SECURITIES

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, and some of the provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law, or DGCL. This description is only a summary. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws on the registration statement to which this prospectus relates. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our common stock, preferred stock or other securities. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of shares made up of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of March 12, 2025, there were 14,429,244 shares of common stock outstanding, and there were 22 holders of record of our common stock.

Common stock

Each share of our common stock outstanding is entitled to one vote on all matters on which our stockholders generally are entitled to vote. However, holders of our common stock are not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Amended and Restated Bylaws provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws, all corporate actions to be taken by vote of the stockholders are authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors are elected by a plurality of the votes cast at a meeting of our stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as the board of directors may declare thereon from time to time, and share equally on a per share basis in all such dividends and other distributions. In the event of our dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, our remaining assets and funds available for distribution will be distributed pro rata to the holders of our Common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of our Common stock do not have preemptive rights to purchase shares of our Common stock. All outstanding shares of our Common stock are to be fully paid and non-assessable. The rights, preferences and privileges of holders of our Common stock are subject to those of the holders of any outstanding class or series of our preferred stock that we may issue in the future.

Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our capital stock entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

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Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, our board of directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series is appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights our common stockholders by, among other things:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. There is no current intention for us to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

General

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude it from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, is available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

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Advance Notice Procedure

The Amended and Restated Bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

The Amended and Restated Bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by us. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action.

The Amended and Restated Bylaws provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by us. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Amended and Restated Bylaws.

Staggered Board

Our Amended and Restated Certificate of Incorporation provides that our board of directors is be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, approximately one-third of our directors is elected each year. The initial term of office of the directors of Class I shall expire as of our first annual meeting of stockholders; the initial term of office of the directors of Class II shall expire as of our second annual meeting; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of our stockholders.

●	The Class I directors are Hila Karah, Dr. Mark J. Gilbert and Robert E. Martell;

●	The Class II directors are Anthony Maddaluna and William B. Hayes; and

●	The Class III directors are Jeffrey A. Meckler, Michael J. Newman, Ph.D. and Dr. Roger J. Pomerantz.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control.

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Action by Written Consent; Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides that, except as otherwise required by law, special meetings of the stockholders can be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or our president (in the absence of a chief executive officer). Except as provided above, our stockholders are not to be permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors

Our Amended and Restated Certificate of Incorporation does not provide for the removal of directors by stockholders.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against us and our directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against us and our directors, officers and other team members.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598.

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PLAN OF DISTRIBUTION

On February 12, 2025, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $20.0 million in shares of our common stock during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our shares. The shares would be purchased pursuant to the Purchase Agreement at 97% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The shares of common stock offered by this prospectus are being offered by the selling stockholder. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our shares of common stock, provided that YA and its affiliates may enter into Permitted Sales.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our shares of common stock covered by this prospectus by the selling stockholder. We estimate that our total expenses for the offering will be approximately $50,000 (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, we agreed to issue the Commitment Shares to the selling stockholder, calculated as 1.25% of the Commitment Amount. We also paid a $25,000 structuring fee to an affiliate of the selling stockholder in connection with entry into the Purchase Agreement.

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LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Greenberg Traurig LLP.

20

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, and upon the authority of said firm as experts in accounting and auditing.

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incorporation of CERTAIN information by reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025; and

●	the description of our shares of common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Indaptus Therapeutics, Inc., Three Columbus Circle, 15th Floor New York, NY 10019, (646) 427-2727. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://indaptusrx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.indaptusrx.com. The information on our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference in this prospectus.

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC and does not contain all of the information in the registration statement. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby, other than the Securities and Exchange Commission registration fee:

SEC Registration Fee	$1,238
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	40,000
Printing Fees and Expenses	5,000
Total	$56,238

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15. Recent Sales of Unregistered Securities.

The securities described below were sold within the past three years and were not registered under the Securities Act.

Sales by Indaptus

On February 12, 2025, Indaptus entered into a standby equity purchase agreement, or the Purchase Agreement, with YA II PN, LTD., or YA, pursuant to which we have the right to sell to YA up to $20.0 million in shares of our common stock subject to certain limitations, from time to time during 36-month period following the date of execution of the Purchase Agreement. Indaptus is issuing 305,960 shares of common stock to YA as consideration for its commitment to purchase our shares of common stock under the Purchase Agreement, or the Commitment Shares, and may issue up to $20.0 million of our shares of common stock pursuant to the Purchase Agreement, or the Advance Shares. The resale of 10,000,000 shares of common stock, representing the Commitment Shares and the Advance Shares, is being registered for resale pursuant to this Registration Statement. In the Purchase Agreement, YA represented to Indaptus, among other things, that it was an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The securities were sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On January 16, 2025, Indaptus completed a private placement, pursuant to which it sold and issued to certain investors 2,109,383 unregistered shares of common stock and unregistered warrants to purchase 2,109,383 shares of common stock. The warrants are immediately exercisable at an exercise price of $0.94 per share and expire five years from the date of issuance. In connection with the January 2025 financing, Indaptus issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 147,656 shares of common stock at an exercise price per share equal to $1.175. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

On November 25, 2024, Indaptus completed a registered direct offering, pursuant to which it sold and issued to certain investors, including an officer and director of the Company, 1,817,017 shares of common stock. In addition, in a concurrent private placement, Indaptus issued to the investors unregistered warrants to purchase 1,817,017 shares of common stock. The warrants are immediately exercisable at an exercise price of $1.05 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $1.175, resulting in gross proceeds of approximately $2.13 million, before deducting placement agent and other offering expenses in the amount of approximately $0.345 million. In connection with the November 2024 financing, Indaptus issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 124,212 shares of common stock at an exercise price per share equal to $1.3125. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

On August 8, 2024, Indaptus completed a registered direct offering, pursuant to which it sold and issued to certain investors, including an officer and director of the Company, 1,643,837 shares of common stock. In addition, in a concurrent private placement, Indaptus issued to the investors unregistered warrants to purchase 1,643,837 shares of common stock. The warrants are immediately exercisable at an exercise price of $1.70 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $1.825, resulting in gross proceeds of approximately $3.0 million, before deducting placement agent and other offering expenses in the amount of approximately $0.5 million.

On December 22, 2022, Indaptus entered into a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20.0 million of Indaptus’ common stock. Under the terms and subject to the conditions of the Purchase Agreement, Indaptus has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $20.0 million of Indaptus’ common stock. Such sales of common stock by Indaptus, if any, will be subject to certain limitations, and may occur from time to time, at Indaptus’ sole discretion, over the 36-month period (unless extended to a 48-month period pursuant to the Purchase Agreement) commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which Indaptus agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. As consideration for Lincoln Park’s irrevocable commitment to purchase shares of Indaptus’ common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, Indaptus (i) issued to Lincoln Park 142,450 shares of common stock, as the initial commitment shares, and (ii) will issue additional commitment shares, of common stock equal to $125,000 divided by the arithmetic average of the ten (10) Nasdaq Official Closing Prices for the common stock immediately preceding the date that Indaptus has sold over $10,000,000 purchase shares to Lincoln Park, (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) provided that the additional commitment shares number shall be no greater than 76,220. No shares of common stock have been sold under the program and in February 2025, we terminated the purchase agreement with Lincoln Park.

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The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Exhibit Index

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)
3.2	Amended and Restated Bylaws of Indaptus Therapeutics, Inc., dated as of January 22, 2024 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. dated August 3, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
4.1	Description of Securities Registered under Section 12 (incorporated herein by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2021)
4.2	Form of Ordinary Share Purchase Warrant of Intec Parent, Inc. (incorporated herein by reference to Exhibit 10.2 to Intec Israel’s Current Report on Form 8-K filed with the SEC on May 6, 2020)
4.3	Form of Series A Common Stock Purchase Warrant of Intec Parent, Inc. (incorporated herein by reference to Exhibit 10.3 to Indaptus’ Current Report on Form 8-K filed with the SEC on July 29, 2021)
5.1**	Opinion of Greenberg Traurig LLP
10.1+	Indaptus Therapeutics, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2024)
10.2+	Form of Option Award Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2024)
10.3+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)

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10.4+	Employment Agreement between Jeffrey Meckler and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
10.5+	Employment Agreement between Michael J. Newman, Ph.D. and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
10.6+	Employment Agreement between Walt Linscott and Indaptus Therapeutics, Inc., effective as of August 4, 2021 (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
10.7+	Employment Agreement between Nir Sassi and Indaptus Therapeutics, Inc., effective as of January 1, 2022 (incorporated herein by reference to Exhibit 10.6 of the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2022)
10.8+	Employment Agreement between Roger J. Waltzman and Indaptus Therapeutics, Inc., effective as of August 7, 2023 (incorporated herein by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2024)
10.9+	Indaptus Therapeutics, Inc. Non-Employee Director Compensation Program (Effective April 2, 2023) (incorporated herein by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023)
10.10	Form of Securities Purchase Agreement, dated July 23, 2021, between Intec Parent, Inc. and each purchaser identified on the signature pages hereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2021)
10.11	Form of Registration Rights Agreement, dated July 23, 2021, between Intec Parent, Inc. and each purchaser identified on the signature pages hereto (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2021)
10.12	At the Market Offering Agreement, dated June 1, 2022, by and between Indaptus Therapeutics, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 of the Company’s Registration Statement on Form S-3 filed on September 1, 2022)
10.13	Purchase Agreement, dated December 22, 2022, by and between Indaptus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 23, 2022)
10.14	Registration Rights Agreement, dated December 22, 2022, by and between Indaptus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 23, 2022)
10.15	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2024)
10.16	Form of Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2024)
10.17	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2024)
10.18	Form of Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2024)
10.19	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2024)
10.20

Placement Agent Agreement, dated as of January 12, 2025, by and between Indaptus Therapeutics, Inc. and Paulson Investment Company, LLC as amended by the First Amendment to the Placement Agent Agreement, dated as of December 30, 2024 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 14, 2025)

10.21	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2025)
10.22	Form of Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2025)
10.23	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2025)
10.24	Form of Standby Equity Purchase Agreement dated as of February 12, 2025 by and between the Company and YA II PN Ltd. (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2025)
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2024)
23.1*	Consent of Haskell & White LLP, independent registered public accounting firm
23.2**	Consent of Greenberg Traurig LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)
107**	Filing Fee Table

*	Filed herewith
**	Previously filed.
+	Indicates management contract or compensatory plan.

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Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, NY, on the 13th day of March, 2025.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey A. Meckler	Chief Executive Officer and Director	March 13, 2025
Jeffrey A. Meckler	(principal executive officer)

/s/ Nir Sassi	Chief Financial Officer	March 13, 2025
Nir Sassi	(principal financial officer and principal accounting officer)

/s/ *	Chief Scientific Officer and Director	March 13, 2025
Michael J. Newman, Ph.D.

/s/ *	Chairman	March 13, 2025
Dr. Roger J. Pomerantz

/s/ *	Director	March 13, 2025
William B. Hayes

/s/ *	Director	March 13, 2025
Hila Karah

/s/ *	Director	March 13, 2025
Anthony J. Maddaluna

/s/ *	Director	March 13, 2025
Mark J. Gilbert

/s/ *	Director	March 13, 2025
Robert E. Martell, M.D., Ph.D.

* /s/ Jeffrey A. Meckler
Jeffrey A. Meckler Attorney-in-fact

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